Exhibit 4.1

Description of the Registrant's Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934

The common shares ("Common Shares") of Village Farms International, Inc. (the "Company") are registered under Section 12 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and are traded on the Nasdaq Stock Market LLC under the symbol "VFF". No other securities of the Company are registered under Section 12 of the Exchange Act.

The following description of our Common Shares is a summary of the material terms of such securities. For more information, we refer you to our Articles of Continuance, and By-Law No. 4 of the Company , copies of which are filed as exhibits to our Annual Report on Form 10-K of which this Exhibit 4.1 is a part.

Authorized Capital Stock

The Company is authorized to issue an unlimited number of Common Shares, no par value and an unlimited number of preferred shares ("Preferred Shares") of the Company.

Common Shares

Each Common Share entitles the holder thereof to receive notice of and to attend all meetings of shareholders of the Company and to one vote per Common Share at such meetings (other than meetings at which only the holders of another class of shares are entitled to vote separately as a class). The Common Shares entitle the holders thereof to receive, in any year, dividends on the Common Shares as and when declared by the board of directors of the Company, provided that payment of such dividends is not prohibited under law and after payment of any applicable amounts to which holders of any Preferred Shares may be entitled. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, after payment of or other proper provision for all of the liabilities of the Company and the payment of any amounts payable to holders of the Preferred Shares, the holders of the Common Shares will be entitled to share pro rata in all remaining property or assets of the Company.

The ability of a beneficial owner of Common Shares to pledge such Common Shares or otherwise take action with respect to such shareholder's interest in such Common Shares (other than through a participant in the depository service provided by CDS Clearing and Depository Services Inc.) may be limited due to the lack of a physical Common Share certificate.

Preferred Shares

The Company is authorized to issue an unlimited number of Preferred Shares. The Company's board of directors will fix the number of Preferred Shares, as well as the designation, rights, privileges, restrictions and conditions for each series of Preferred Shares that may be issued, subject to the Company filing the applicable articles of amendment under the Business Corporations Act (Ontario). Preferred Shares will have preference over Common Shares with respect to the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, be it voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs. Preferred Shares will have no right to vote on shareholder matters, subject to certain exceptions. No changes to the provisions of the Preferred Shares may be made without the approval of the holders of the Preferred Shares.

Retained Interest of Michael DeGiglio

Pursuant to the terms of the Amended and Restated Securityholders' Agreement, by and among the Company, VF Operations Canada Inc., Michael DeGiglio, Albert Vanzeyst and Kenneth Hollander and certain related entities, dated December 31, 2009 (the "Securityholders' Agreement"), the Company has granted to its Chief Executive Officer, Michael DeGiglio, certain pre-emptive rights, as well as "demand" and "piggy back" registration rights. These rights will enable Mr. DeGiglio to require the Company to file a prospectus (in the case of a demand registration) and otherwise assist with a public offering of Common Shares, subject to certain limitations. In the event of a "piggy back"

offering, the Company's financing requirements are to take priority. Subject to the approval of the TSX, in the event that the Company decides to issue equity securities or securities convertible into or exchangeable for equity securities of the Company other than to officers, employees, consultants or directors of the Company or any subsidiary of the Company pursuant to a bona fide incentive compensation plan, the Securityholders' Agreement provides, among other things, Michael DeGiglio with pre-emptive rights to purchase such number of newly issued equity securities in order to maintain his pro rata ownership interest in the Company.